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                                                                     EXHIBIT 4.3
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                                                   AS AMENDED TO JANUARY 1, 1996

                         AMCAST INDUSTRIAL CORPORATION

                              CODE OF REGULATIONS
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                                   ARTICLE I
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                 SECTION 1.  The Annual Meeting of the Stockholders of the
Corporation for the purposes of electing directors and transacting such other business as may properly come before the meeting shall be held at the principal office of the Corporation or at such other place either within or without the State of Ohio as may be specified in the notice of the meeting, on such date during the fourth or fifth month following the end of each fiscal year of the Corporation as shall be determined by the Board of Directors or, in the absence of such determination, on the third Wednesday of December of each year.

                 SECTION 2. Special meetings may be held at the call of the president or a majority of the Board of Directors. A written or printed notice of each annual or special meeting of stockholders stating the time, place and purpose or purposes thereof shall be given either by personal delivery or by mail to each stockholder of record entitled to notice thereof, not more than sixty (60) days nor less than seven (7) days before any such meeting.

                 SECTION 3. At any Stockholders' Meeting, a majority of the stock must be represented to constitute a quorum for the transaction of business, but less than quorum may adjourn to a future day.

                 SECTION 4. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election as directors of the Corporation may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors or by any committee or person appointed by the Board of Directors or (ii) by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedure set forth in this paragraph. Any nomination other than those governed by clause (i) of the preceding sentence shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be
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timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any such shares of the Corporation or any subsidiary of the Corporation which are beneficially owned by such person and
(iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election for directors pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director. No person shall be eligible for election as a director unless nominated as set forth herein.

                 The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                 This Section 4 of Article I may not be altered, repealed, amended or superseded, and no amendment to this Code of Regulations which is inconsistent therewith may be adopted without the affirmative vote of holders of record of shares entitling them to exercise at least 80% of the voting power of the Corporation.

                                   ARTICLE II
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                 SECTION 1.  The business of the Corporation shall be managed by a Board of nine directors, which shall be divided into three classes, each consisting of three directors. A separate election shall be held for each class of directors at any meeting of stockholders at which a member or members of more than one class of directors is being elected. At each annual election, the directors elected to the class whose term shall expire in that year shall hold office for a term of three years and until their respective successors are elected.

                 SECTION 2. The directors shall elect all the officers of the Corporation and fix their salaries. In the event of the occurrence of any vacancy or vacancies in the Board of Directors,





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however caused, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any such vacancy for the balance of the unexpired term.

                 SECTION 3. The regular meeting of the Board of Directors for the election of officers shall be held immediately after adjournment of each annual meeting of the stockholders. Other meetings of the Board of Directors shall be held at such time and place as the Board may designate.

                 SECTION 4. The Board of Directors may appoint an Executive Committee of not less than three or more than five of its members, which shall have charge of the business of the Company between the meetings of the Board, and may also appoint from time to time, such other committees, standing or special, as it shall deem best, to consist of not less than three of its members, and may delegate to such committees such powers and authority as the Board shall deem proper, and revoke appointments of such committees or restrict or modify their powers.

                 SECTION 5. A quorum of the Board of Directors at any organization, regular, or special meeting shall consist of a majority of the directors then in office, except that a majority of the directors present at a meeting duly held, whether or not a quorum is present may adjourn the meeting from time to time. At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by a majority vote of those present except as in this Code of Regulations otherwise expressly provided.

                 SECTION 6. The affirmative vote of the holders of shares entitling them to exercise at least four-fifths of the voting power of the Corporation entitled to elect directors shall be required to remove all the directors, or all directors of a particular class, or any individual director and to elect directors in place of those removed, provided that unless all directors or all directors of a particular class are removed, no individual director shall be removed if a sufficient number of shares is voted against removal which if voted cumulatively for the election of a director in an election for the entire number of directors of the Corporation, as then fixed pursuant to Section 1 of this Article II, would be sufficient to elect at least one director.

                 SECTION 7. No amendment to the Code of Regulations of the Corporation shall amend, alter, change or repeal the provisions of this Article II, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of shares entitling them to exercise at least four-fifths of the voting power of the Corporation.





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                                  ARTICLE III
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                 SECTION 1.  The officers of this Corporation shall be a
president, one or more vice presidents, a secretary, a treasurer, and, if desired by the Board of Directors, a chairman of the board, who shall be a director, and such other officers and assistants as the Board of Directors may from time to time determine.

                 Any two or more offices may be held by one person, except the offices of president and vice president.

                 SECTION 2. All officers of the Corporation shall be elected by the Board of Directors and shall hold office until the meeting of the Board of Directors following the Annual Meeting of Stockholders or until their successors are elected and qualified. The Board of Directors may remove any officer at any time, with or without cause. The Board of Directors may fill any vacancy in any office occurring from whatever cause.

                 SECTION 3. Each officer and assistant officer shall have such duties, responsibilities, powers and authority as may be prescribed by law or assigned to him by the Board of Directors from time to time.

                                   ARTICLE IV
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                 SECTION 1.  The Board of Directors may, by resolution, forbid the transfer of stock for a period not exceeding thirty (30) days prior to a meeting of the stockholders or prior to a time when a dividend is payable.

                                   ARTICLE V
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                 SECTION 1.  These regulations may be amended or repealed at any meeting of the Corporation.

                                   ARTICLE VI
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          SECTION 1.  The Corporation shall indemnify each person who at any time was or is a director or officer of the Corporation, or was or is serving at the request of the Corporation as a director, trustee, or officer, of another corporation, domestic or foreign, non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys, fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of such service in accordance with and to the full extent then permitted by the law of Ohio. This right of indemnification shall not be deemed exclusive of any other rights to which any





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person seeking indemnification may be entitled in any capacity under the
Articles or the Regulations or any agreement, vote of stockholders or disinterested directors, or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                 SECTION 2. The Board of Directors may authorize the purchase and maintenance by the Corporation of (1) insurance of the Corporation against loss caused by the acts of its directors or officers and (2) insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the Corporation as a director, trustee, or officer of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under applicable law.





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